Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2020 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--Feb. 23, 2021--Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a review of recent business and clinical highlights.

"Throughout 2020, we advanced multiple clinical programs, introduced several new XmAb® bispecific technologies, and saw the progress of many partnered programs, including U.S. regulatory approval for tafasitamab, the second antibody with XmAb technology to achieve commercialization. Internally, early-stage clinical data have guided our decisions to advance several candidates into new studies scheduled for 2021. These include a potentially registrational study to evaluate the chemotherapy-free, triple combination of plamotamab, tafasitamab and lenalidomide for patients with relapsed or refractory DLBCL and a study of XmAb717 in patients with prostate cancer, a population with high unmet need and in whom we have seen encouraging activity to date," said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. "To continue enriching our pipeline, we have entered into new collaborations with partners who identify novel tumor targets that we can engineer XmAb bispecific antibodies against. This includes our recently started partnership with Janssen Biotech, where we are engineering CD28 bispecific antibodies against a prostate tumor target and can also access their leading prostate cancer therapeutics portfolio for combination clinical studies with our growing prostate cancer pipeline."

Dr. Dahiyat added, "Looking ahead, we will continue to present maturing data from our clinical-stage programs and soon expect to initiate a Phase 1 study for XmAb564, our wholly owned IL-2 cytokine that we engineered to preferentially activate regulatory T cells, an emerging mechanism for treating patients with autoimmune diseases. In addition, we plan to submit an IND by year-end for XmAb819, an ENPP3 x CD3 bispecific antibody for renal cell carcinoma. Notably, this program is engineered with our multi-valent XmAb 2+1 format, which enables CD3 bispecific antibodies with greater tumor selectivity and against an expanded set of novel tumor antigens."

Recent Business and Clinical Highlights

●	Plamotamab (CD20 x CD3): In November 2020, the Company entered into a clinical collaboration with MorphoSys AG and Incyte Corporation to investigate the chemotherapy-free triple combination of plamotamab, tafasitamab and lenalidomide in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), first-line DLBCL and relapsed or refractory follicular lymphoma. Plamotamab, which redirects T cells to tumors, and tafasitamab, a CD19-directed XmAb antibody, combine powerful and distinct immune pathways, and this collaboration is designed to generate new clinical insights and accelerate development timelines for the program. MorphoSys and Incyte will provide tafasitamab for the studies, which Xencor will sponsor and fund. Tafasitamab is co-commercialized in the U.S. by MorphoSys and Incyte and is marketed as Monjuvi®. Monjuvi, the second product with XmAb technology to be approved for commercial marketing, was approved by the U.S. FDA in July 2020.

●	XmAb717 (PD-1 x CTLA-4): In November 2020, the Company presented updated interim data from the Phase 1 study of XmAb717 (formerly XmAb20717) in patients with multiple types of advanced solid tumors at the SITC Annual Meeting. XmAb717 was generally well-tolerated. As of the September 2020 data cutoff, a complete response was observed in a patient with melanoma, and partial responses were observed in multiple tumor types, including melanoma, renal cell carcinoma (RCC), non-small cell lung cancer (NSCLC), castration-resistant prostate cancer (CRPC) and ovarian cancer. In the first half of 2021, the Company plans to initiate a Phase 1b study of XmAb717 for patients with certain molecular subtypes of CRPC, as a monotherapy or in combination depending on the subtype, as these patients represent a high unmet medical need.

●	Vibecotamab (CD123 x CD3): In December 2020, the Company presented updated data from the Phase 1 study of vibecotamab in patients with relapsed or refractory acute myeloid leukemia (AML) at the ASH Annual Meeting. The most common adverse event was cytokine release syndrome, the majority of which was observed in the first dose, and it was generally manageable with premedication. The efficacy and biomarker analyses indicated that responses appeared to be associated with lower baseline disease burden. The Company is continuing the dose escalation study and is reviewing data with Novartis in planning additional studies of vibecotamab.

●	XmAb564 (IL2-Fc Cytokine): XmAb564 (formerly XmAb27564) is a wholly owned, engineered IL2-Fc fusion that the Company is developing for the treatment of patients with autoimmune diseases. In January 2021, an investigational new drug (IND) application for XmAb564 was allowed by the FDA, and the Company plans to initiate a Phase 1 study in healthy volunteers in early 2021.

Select New Collaborations and Progress Across Partnered Programs

●	Janssen Biotech: In November 2020, Xencor entered into an agreement with Janssen Biotech, Inc., focused on the discovery of XmAb bispecific antibodies against CD28, an immune co-stimulatory receptor on T cells, and an undisclosed prostate tumor target, for the potential treatment of patients with prostate cancer. Additionally, the Company has a right to access select, predefined agents from Janssen’s portfolio of clinical-stage drug candidates and commercialized medicines to evaluate potential combination therapies in prostate cancer with agents in the Company's own pipeline, subject to some limitations. Janssen has the same right with Xencor's portfolio to evaluate potential combination therapies in prostate cancer. The Company received a $50 million upfront payment from Janssen and is eligible for future potential milestone and royalty payments.

●	MD Anderson: In December 2020, Xencor entered into a new agreement with The University of Texas MD Anderson Cancer Center to develop novel CD3 bispecific antibody therapeutics for the potential treatment of patients with cancer. MD Anderson will work to identify and develop promising antibodies, and the Company will apply its XmAb Fc bispecific technology to create therapeutic candidates. MD Anderson will then conduct and fund all preclinical activities to advance candidates toward clinical studies. Xencor has certain exclusive options to license worldwide rights to develop and commercialize potential new medicines arising from the collaboration.

●	Viridian Therapeutics: In December 2020, Xencor entered into a technology license agreement with MiRagen Therapeutics, Inc., which received a non-exclusive license to Xtend™ Fc technology and an exclusive license to apply Xtend Fc technology to antibodies targeting IGF-1R. MiRagen subsequently changed its name to Viridian Therapeutics, Inc. The Company received an upfront payment of common stock valued at $6 million.

●	In November 2020, Xencor entered into a product license agreement with a newly formed, privately held biotechnology company which received the exclusive worldwide rights to develop and commercialize three preclinical-stage Fc-engineered drug candidates for autoimmune disease—XmAb6755, XPro9523 and XmAb10717—programs incorporating an Xtend Fc Domain, a Cytotoxic Fc Domain, or both. The Company received a 15% equity interest in the company and is eligible to receive royalties on net sales of approved products in the mid-single digit to mid-teen percentage range.

●	Ultomiris® (Alexion): Alexion’s Ultomiris® uses Xtend Fc technology for longer half-life, and it has received marketing authorizations from regulatory agencies in the U.S., Europe and Japan for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) and for patients with atypical hemolytic uremic syndrome (aHUS). Alexion is also evaluating Ultomiris in a broad late-stage development program across many indications in neurology and nephrology. In 2020, the Company earned $16.2 million in royalties and, in the fourth quarter of 2020, received a $10 million sales-based milestone payment from Alexion.

Monjuvi® is a registered trademark of MorphoSys AG. Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Fourth Quarter and Full Year Ended December 31, 2020 Financial Results

Cash, cash equivalents and marketable securities totaled $604.0 million as of December 31, 2020, compared to $601.3 million on December 31, 2019. During the year, the Company received upfront payments, milestone payments and royalties from partners of $165 million, which offset spending on operations and resulted in an increase in the year-end cash balance.

Revenues for the fourth quarter ended December 31, 2020 were $41.9 million, compared to $3.5 million for the same period in 2019. Revenues for full year 2020 were $122.7 million, compared to $156.7 million in 2019. Revenues for the three-month period ended December 31, 2020 were earned primarily from the licensing of XmAb technologies and drug candidates and a sales-based milestone payment from Alexion, compared to revenues from the same period in 2019, which were primarily Alexion royalties. Total revenues earned in 2020 included royalties and milestones from the MorphoSys and Alexion agreements and the licensing of XmAb technologies and drug candidates, compared to revenue earned from Xencor’s Genentech and Astellas collaborations in 2019.

Research and development expenditures for the fourth quarter ended December 31, 2020 were $47.9 million, compared to $27.3 million for the same period in 2019. Research and development expenditures were $169.8 million for the full year ended December 31, 2020, compared to $118.6 million in 2019. Research and development spending for the fourth quarter and full year ended December 31, 2020 was greater than expenditures incurred over the comparable periods in 2019, primarily due to increased spending on Xencor’s bispecific antibody and cytokine candidates and technologies.

General and administrative expenses for the fourth quarter ended December 31, 2020 were $7.6 million, compared to $6.7 million in the same period in 2019. General and administrative expenses were $29.7 million in the full year 2020, compared to $24.3 million in 2019. Additional general and administrative spending for the full year ended December 31, 2020 over the comparable period in 2019 reflects increased staffing, professional expenses and spending on intellectual property.

Non-cash, share based compensation expense for the year ended December 31, 2020 was $31.6 million, compared to $31.9 million for the year ended December 31, 2019.

Net loss for the fourth quarter ended December 31, 2020 was $13.7 million, or $(0.24) on a fully diluted per share basis, compared to a net loss of $26.9 million, or $(0.47) on a fully diluted per share basis, for the same period in 2019. For the full year ended December 31, 2020, net loss was $69.3 million, or $(1.21) on a fully diluted per share basis, compared to a net income of $26.9 million, or $0.46 on a fully diluted per share basis, for the full year ended December 31, 2019. The lower net loss reported for the three months ended December 31, 2020 compared to the same period in 2019 is primarily due to higher revenue reported in the three months ended December 31, 2020, while the net loss reported for 2020 compared to the net income reported for 2019 is primarily due to higher research and development expenses and lower licensing and milestone revenue reported in 2020.

The total shares outstanding were 57,873,444 as of December 31, 2020, compared to 56,902,301 as of December 31, 2019.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2021 with between $425 million and $475 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2020 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 1163598. A live webcast of the conference call will be available online from the Investors section of the Company's website at www.xencor.com. The webcast will be archived on the company's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases. Currently, 20 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding the timing of data from Xencor’s clinical-stage programs; the timing of the Phase I study for XmAb564, the Phase 1b study of XmAb717 and additional studies of vibecotamab; the ability of the collaboration with MorphoSys AG and Incyte Corporation to generate new clinical insights and accelerate development timelines for the related program; Xencor’s eligibility for milestone and royalty payments pursuant to its agreement with Janssen; the timing of submission of an IND for XmAb819; the quotations from Xencor's president and chief executive officer and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2020 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	December 31,	December 31,
	2020	2019

Assets
Current assets
Cash and cash equivalents	$163,544	$50,312
Short-term marketable securities	434,156	479,470
Equity securities	5,303	—
Accounts receivable	11,443	21,574
Income tax receivable	—	502
Contract asset	12,500	—
Other current assets	10,726	6,547
Total current assets	637,672	558,405

Property and equipment, net	21,682	15,805
Intangible assets, net	15,977	14,421
Long-term marketable securities	1,030	71,526
Equity securities - noncurrent	16,071	—
Income tax receivable	—	402
Right of use asset	10,600	9,380
Other assets	212	311
Total assets	$703,244	$670,250

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$26,557	$19,184
Current portion of deferred revenue	92,615	45,205
Current portion of lease liability	1,889	2,169
Total current liabilities	121,061	66,558

Lease liabilities, net of current portion	9,739	8,565
Deferred revenue, net of current portion	—	1,926
Total liabilities	130,800	77,049

Stockholders’ equity	572,444	593,201

Total liabilities and stockholders’ equity	$703,244	$670,250

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Revenues	$41,854	$3,516	$122,694	$156,700

Operating expenses:
Research and development	47,949	27,340	169,802	118,590
General and administrative	7,603	6,749	29,689	24,286
Total operating expenses	55,552	34,089	199,491	142,876

Income (loss) from operations	(13,698)	(30,573)	(76,797)	13,824

Other income, net	7	3,373	7,464	13,363
Income (loss) before income taxes	(13,691)	(27,200)	(69,333)	27,187

Income tax expense (benefit)	—	(288)	—	312

Net income (loss)	(13,691)	(26,912)	(69,333)	26,875

Other comprehensive income
Net unrealized gain (loss) on marketable securities	(493)	(274)	(1,087)	2,132
Comprehensive income (loss)	$(14,184)	$(27,186)	$(70,420)	29,007

Net income (loss) per share:
Basic net income (loss) per share	$(0.24)	$(0.47)	$(1.21)	$0.48
Diluted net income (loss) per share	$(0.24)	$(0.47)	$(1.21)	$0.46
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	57,573,955	56,774,056	57,212,737	56,531,439
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	57,573,955	56,774,056	57,212,737	58,467,880